Exhibit 99.2

Transcript of COPsync, Inc. Conference Call, Held on August 15, 2016, relating to reported financial results for the fiscal quarter ended June 30, 2016

C O R P O R A T E   P A R T I C I P A N T S

Ronald Woessner, Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Josh Sidon, Maxim Group

Jason Bair, Private Investor

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and thank you for standing by.  Welcome to the COPsync Incorporated 2016 Q2 Financial Results Conference Call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during this conference please press the star followed by the zero in your telephone keypad.  As reminder this conference is being recorded.

I would now like to introduce the Company's Chief Executive Officer, Mr.  Ronald Woessner.  Please go ahead, sir.

Ronald Woessner:

Thank you, Operator.  Good afternoon, listeners.  Thank you for attending the call today.  Welcome to COPsync's 2016 Q2 Financial Results Conference Call.  With me today is the Company's Chief Financial Officer, Mr.  Barry Wilson.

Before beginning, listeners are reminded that Management's prepared marks during the call may contain forward-looking statements that are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions today.  Therefore, the Company claims protection under the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results may differ from results discussed today, and therefore, we refer you to a more detailed discussion of these risks and uncertainties in the Company's filings with the SEC.

In addition, any projections or future looking statements as to the Company's performance represented by Management include estimates today as of August 15, 2016 and the Company assumes no obligation to update these projections or estimates or forward-looking statements in the future as market conditions change.  This webcast will be available at www.copsync.com on Investor Relations page.

Today, we will review our 2015 Q2 financial results and cover a number of points to let you know where our business is headed, our current performance, our strategic initiatives and our roadmap for growing our business to achieve positive cash flow and eventual profitability.

For those of you who may be new to Company COPsync is a developer or the software provider of the nation's only system connecting law enforcement officers and agencies nationwide and COPsync911 to our alert service that connects schools, government buildings hospitals and other potentially at risk facilities directly to the local patrol units and dispatch.  The Company also offers an in vehicle video system for law enforcement.

We have established a significant footprint in Texas for the COPsync Network COPsync911 platforms and we have begun a methodical nationwide expansion plan to grow our business on a state by state basis.

Looking back on the second quarter we continue to make significant investments in the Company's cloud based technology infrastructure as well as in sales and business development activities that we believe will lead to sustainable growth in our business for years to come.  The technology investments are intended to yield a scalable and (inaudible) technology infrastructure to enable the companies to seamlessly provide its services to the approximate $1.1 million US law enforcement officers and the hundreds of thousands of schools, courthouse and government buildings, energy infrastructure and other potentially at risk facilities here in the US.

We have stepped up our sales and business development activities to increase the Company's presence throughout the United States.  As we implement our strategic plan we have begun to see positive results with licensing subscription sales bookings for the first six months of 2016 totaling $914,000 an increase of 30% compared to $705,000 for the same period in 2015.  Total sales bookings for the first six months of the year were $2.5 million, an increase at 34% compared to $1.9 million for the same period in 2015.  More over the Company now has a customer presence in 13 states compared to just three in the same period in 2015.

While we continue to build our SaaS business model into new states we expect to see a progressive shift in our revenue toward higher margin recurring licenses and subscription revenue as opposed to revenue from hardware sales.  While third party hardware will always being an important aspect of our business we see it more as means to support our core COPsync Network and COPsync911 services.

Before reviewing the Q2 numbers in greater detail, I would like to highlight some of the important events that took place in the second quarter.  First in April of 2016 the Company entered into an agreement with LIFEWatch USA, one of the nation's leading providers of personal medical emergency alerting systems.  We all have seen those TV commercials where you have the folks that have “I've fallen down and I can't get up”.  This is what I refer to when I refer to personal emergency medical emergency alerting systems.  The current focus of this collaboration with LIFEWatch is for COPsync to sell the LIFEWatch handheld medical emergency alerting device in markets other than the medical market.  Markets being targeted by COPsync includes students, real estate workers, food deliveries, amusement park workers and others who may need to send in emergency alert for assistance.

The second important event that took place in the second quarter is that the Company continued to build its footprint in Texas and also made its first COPsync Network sale in Oklahoma and its first sale COPsync911 in Florida.  As previously mentioned we now have customers in 13 states and our customer base consists of a primarily 740 COPsync Network customers and approximately 1100 COPsync911 facilities under contract.  It is also very important to know that in Texas where we have our largest footprint we recently announced that the Sheriff's office in Bexar County where the city of San Antonio is located has agreed to conduct an evaluation of the COPsync Network.  We hope and expect that this evaluation will be favorable.

The Company believes that signing one or more major Texas law enforcement agencies such as the Bexar County Sheriff's Office which is comprised of approximately 1,000 sworn officers.  We believe that signing one or more of these major Texas Law Enforcement Agencies to the COPsync Network will create a "Tipping Point" effect here in the state.  This then is expected to create momentum to establish the COPsync Network software as a mission critical part of Texas law enforcement and ultimately bring the bulk of the estimated 100,000 Texas law enforcement officers comprising approximately 8% of all the law enforcement officers in the United States on to the COPsync Network.

Third, we added eight new sales professionals to our Team in the quarter to service states in the id-South, Eastern states and Central United States.  We are confident that our sales investments will lead to accelerated revenue growth later this year and into 2017 as we become further entrenched in these markets.  We continue to believe that by working through a combination of direct sales and key distributors we can maximize the overall effectiveness of our sales and business development strategies.

As we move to 2016, we're working diligently to position the Company for long term success.  We continue to believe we're at the right place at the right time with the right products and services to reach our goal of establishing COPsync Network and COPsync911 as the nationwide platform to enhance facility safety and real time law enforcement information inner operability and communication.

I will now turn to a discussion of our financial results in greater detail and then discuss some of the key drivers we receive for growing the business throughout the remainder of 2016 and beyond.  Our revenues for Q2 2016 were $1.3 million, a 4% increase from revenues of $1.2 million recorded in Q2 2015.  The revenue increase was driven by a 13% year-over-year increase in software licenses subscription revenue which totaled approximately $842,000.  The increase in software licenses subscription revenues of 13% was partially offset by a slight decline in hardware installation and other revenue which totaled $449,000 in Q1—Q2 2016 compared to $499,000 of the same quarter last year.  As I previously mentioned we expect hardware sales to be a lesser percentage of our revenue mix in years to come as we build out our software as a services network.

In our core SaaS business gross profit for licensing and subscriptions in Q2 2016 rose to $487,000 compared to $426,000 in Q2 2015 with a gross profit percentage increasing by one percentage point to 58%.  Margins for hardware sales (phon) were negative in the quarter compared to their gross profit percentage of 27% in Q2 of 2015.  The decrease in gross profit performance of the hardware arena was due principally to slightly fewer hardware units installed during the period, a price discounting to accelerate the sale of the COPsync Network and increase internal costs between periods.  As a result consolidated gross profit in Q2 2016 totaled $171,000 compared to $558,000 in Q2 2015 and the consolidated gross profit percentage was 13% for Q2 2016 compared to 45% in Q2 2015.

Operating loss in Q2 2016 was negative $3 million compared to an operating loss of $941,000 in Q2 2015.  The increase in operating loss was attributable to an increase in sales, marketing and general administrative costs as well as increased R&D spending.  Total operating expenses were $3.2 million this quarter compared to $1.5 million probable quarter of 2015.  The increase in total operating expense was mainly a result of two factors.  First as a result of an increase in business development and sales expenses and other consulting fees and an increase in headcount costs for new employee hires and (inaudible) to consolidate to selling our products and services in new territories.

Second, an increase in G&A expenses for professional fees for financial advisory, legal investor relations and government relations payroll and travel expenses.  We believe that the majority of these expenses have reached a plateau in this quarter and will remain consistent to trending downward in the second half of 2016.  R&D expenses increased to $518,000 this quarter from $460,000 in the same period last year.  The Company expects R&D expenses to continue to increase in 2016 as additional resources are invested in feature and functionality enhancements designed to facilitate the sale of the Company's COPsync Network and COPsync911 service offerings across the US and initiatives to further enhance the Company's technology platform so that it will be capable of supporting millions of users.

We recorded a net loss of $3.1 million this quarter compared to a net loss of $1.1 million during the prior year period.  This increase in net loss was mainly attributable to the costs associated to support our growing business as previously mentioned.  We recorded a GAAP loss per share this quarter of $0.35 on (inaudible) $8 million weighted average shares outstanding compared to a net loss per share of $0.28 in the prior period quarter on $4 million weighted average shares outstanding.  From a balance sheet perspective as of June 30, 2016 the Company had $2.2 (phon) million in cash and cash equivalents compared to $8.3 million at year-end 2015.

In summary, we are focused on positioning COPsync for sustainable and profitable growth for many years to come.  We continue to look to strengthen our leading position in Texas in order to (inaudible) as a model for other states to follow.  We have established a large sales presence here in Texas and in other states throughout the US.  We will aggressively sell our network across the nation and have implemented a wide range of sales efforts and business development efforts including business collaborations and media outreach and endorsements to build market awareness.  We are both (inaudible) we’re beginning to see positive results from this effort.  During the quarter we've established initial sales in Florida and Oklahoma and have added new customers in Massachusetts, Virginia, Louisiana and in our home State of Texas.  We also look forward to working with the Bexar County sheriff's office as previously mentioned as they evaluate our service.  Our Sales Team is also looking at numerous opportunities with the potential to bring both a near and long term impact on our sales.

As we move closer to 2017 we plan to be successful in adding agencies to the COPsync Network and school and other facilities to the COPsync911 alert system platform in ever increasing numbers.  These agencies and facilities will be added through both consistent, methodical and deliberate sales efforts and the increase leverage resulting from the inevitable called "Network Effects."  The cumulative weight of all of these efforts is expected to create a "Tipping Point" dynamic.  First here in our home State of Texas and then in other states as the Company's sales presence in that state reaches a critical mass.  Hence we expect our sales bookings to accelerate over time through the efforts of a larger more experienced sales force and through the effects of this ”Tipping Point” dynamics.  These customers over time are expected to create an ever increasing stream of recurring cash and recurring revenues.  We anticipate supporting these customers with a relatively flat overall expense structure, it's ever increasing stream of recurring cash, plus cash from accelerating new sales bookings all supported by a relatively flat overall expense structure is expected to result in the Company becoming cash flow positive from operations sometime in 2017.

Further, I now want to provide investors insight as to the Company's broader business development and sales expansion strategy for expanding into states other than Texas.  This strategy has two elements, first a direct sales effort by the Sales Team in the states targeted for (inaudible) this effort is by the "Boots on the Ground" so to speak who are meeting with prospective customers.  The Sales Team typically targets schools and other potentially at risk facilities as early adopters in the expansion states for the companies COPsync911 threat alert system.  The reason for focusing on schools in new states in which we seek expansion is twofold.

One, everyone is concerned about keeping children, teachers, school administrators safe, and two meetings with prospective customers to discuss school safety can readily be obtained.  Now once the school agrees to subscribe to use the COPsync911 threat alert system our Sales Reps often enlist the aid of the school to contact the local law enforcement representatives who will be the first responder to these COPsync911 threat alerts.  This then opens the door for our Sales Reps to have a direct dialogue with the local law enforcement agency.  Once the local law enforcement agency agrees to be the responder for the school the agency then becomes an evangelist, an advocate for the COPsync Network among its peers in these areas.

The second element of the Company's expansion strategy into new states is identifying those persons in that state who have the power to influence a school district or law enforcement agency to make a buying decision.  These persons typically might be politicians, senior government policy makers or senior agency officials.  A successful example of implementation of this strategy was when in 2014 the Governor of New Hampshire determined that the state would be certain of its Department of Homeland Security grant allocations to pay for COPsync911 for every public school in New Hampshire.  To identify and connect with these influencers in states where the Company seeks to aggressively expand its business.  The Company is looking for the "right" lobbying firms, governmental relations firms or other consultants to (inaudible) these decisions influencers at that executive level.

Of course a similar concept of office with respect to the Company's business development efforts have been (inaudible) level as well.  The Company had incurred material expenditures thus far on in 2016 in regard to hiring the "right" lobby firms, government relation firms and other consultants and Company continually (inaudible) so to speak and cuts the non-performing to the Company's expectations and hires others.

In closing before opening the call to questions I want to emphasize that we have a talented and dedicated Team of professionals at COPsync and we are committed to building our Company into a growing high margin sustained revenue generating Company for the benefit of our stockholders.  As always we thank our stockholders for their continued support and we look forward to reporting our progress in the Company quarters.  That concludes our prepared remarks.

At this time I would like to ask the Operator to please open a call for questions.  Note that we will limit callers to one initial question and one follow-up.

Operator:

Ladies and gentlemen if you'd like to ask a question at this time please press star, one on your telephone keypad.  If you're on a speakerphone please make sure that your mute function is turned off to allow your signal to reach our equipment.  Once again for any questions at this time please press, star one now.

We do have a question from Brian Kinstlinger from Maxim Group.

Josh Sidon:

This is actually Josh Sidon (phon) (inaudible) for Brian.  Thanks for taking the question.  Initially can you give us a bit of an update on the Bexar County evaluation in terms of how long we might expect for that evaluation to play out and then if we would ultimately expect there to be sort of a stepwise or more incremental uptick in users following perhaps a favorable outcome.  Thanks.

Ronald Woessner:

Yes.  Well let me talk to you about the process, Jason.  We’re currently on the process of planning the implementation of the evaluation.  Part of our plan includes working with the Bexar County Sheriff's Office to determine which of the law enforcement of their approximate 1,000 of the patrol officers are actually going to be using the system, that's point number one.  Point number two, we'll be identifying a manager whose day-to-day responsibility will be to ensure that this system goes flawlessly.  The timeframe for the evaluation will run somewhere between 60 to 90 days after a cut off—sorry after kickoff and then following that we would expect there to be some internal review by the agency of the results of the program and we would obviously our plan would be to obtain a favorable evaluation from the customer which we fully expect to occur though not making any promises for the securities guys (phon) listening and following that are very favorable evaluation sure will occur, we would then expect to sign a contract to customer for an agency wide deployment of the COPsync Network’s service throughout the agency.

And then following that of course we would then—this would then give us the leverage to begin talking with all the schools in the Sheriff’s there in the county about deploying or installing a COPsync911 because now we then have the vision that sheriff's deputies in the county would then be the first responder for COPsync911.

Josh Sidon:

That's helpful.  And then kind of on a similar note subsequent to the quarter's end there was also a press release regarding evaluation of the 911 service by Harris County which is in Houston.  So can you give us sort of a similar update in terms of how we might see that evaluation kind of progress and then the overall opportunity set in terms of the number of schools and the topline contribution possible from that opportunity?  Thank you.

Ronald Woessner:

Yes we will be using the same roll out strategy with respect to the deployment there in the county and the timeframe I would expect it to be of a similar timeframe and then again our expectation is that evaluation will result in a favorable result.  Now, I want to put this in perspective for the listeners and our shareholders.  We have said that one of our goals as a Company is to tip the state of Texas.  And we have said that tipping the State of Texas will—we believe will occur in one of two ways.  It will either occur because through our methodical and driven sales efforts we will reach, organically reach a number, that number of users in the state where then we have such a wide and deep penetration throughout the state that the state begins to tip.  That's one alternative.

The other alternative we believe that will result in tripping the State of Texas is for the Company to sign as a customer one or more of the larger law enforcement agencies in the State of Texas and the law enforcement agencies in the State of Texas include City of Houston PD, City of San Antonio PD, City of Dallas PD, and Bexar County sheriff's office which of course is where the City of San Antonio is located.

So our objective, our tactical objective as a Company is to sign one or more of these large law enforcement agencies.  One or more of these large law enforcement agencies before they sign they will typically want to conduct an evaluation of some kind and so therefore from our perspective we see decisions by the Bexar County Sheriff's Office as an important mile marker along the road from us moving to where we are today to reaching the tipping point here in the State of Texas and with respect to the other large law enforcement agencies in the state we hope and expect to pass, or obtain similar model orders with respect to some of them as well and the listeners and our shareholders then can engage our follow progress as we begin to achieve these marker milestones along the path of tipping the State of Texas.  Does that make sense or do I need to expand on that further?

Josh Sidon:

That's helpful.  Thank you.

Operator:

Once again ladies and gentlemen if you'd like to ask a question please press star, one now.  We'll take a question from Jason Bair, Private Investor.

Jason Bair:

Hi, Ron.  Good afternoon.  I just wanted to ask one question, it's in regards to past cities that we've seen or we've heard about sort of PR's, social media such as the City of Boston with branding COPsync we remember the City Council meeting and earlier this year with the meeting with the City of Paterson and every everybody with a New Jersey in the Trust to Protect.  Well shareholders, can we expect any type of—I don't know like progress report or not quite sure if a pilot went out on any of those areas but it just kind of seems like sometimes it's quiet like something will occur with the PR or with social media and then it's just we don't hear about it for a while.  Those are pretty big areas away from Texas.  Is that something that you can elaborate anything on or investors could possibly know of any progress report?

Ronald Woessner:

I'd be happy to elaborate on that.  The reason why you haven't seen any progress report with respect to those particular opportunities that you mentioned is because we don't have any material progress to announce.  Now you say, what do I mean by material progress, for us material—the next material progress milestone would be securing a customer in the State of New Jersey for example that you mentioned.  I will say that we have been working very diligently in the State of New Jersey.  We have developed and provided to the customer number of customers—a handful of customers proposals in the state and we are now seeking to translate their initial interest or convert their initial interest and enthusiasm into an actual customer.  As has been noted from time-to-time this particular space is selling into the government can be very slow, the sales process can be very long, there can be objections from—meaning sales (inaudible) objections or questions or comments or issues from a number of different people within the organization hence these sales are typically considered to be "Complex Sale" in the sales vernacular and each of these then proceeds—opportunities proceeds at a unique pace.

Now having said that we know also that the early adopter, the (inaudible) innovator in each state it takes time to find the first person in the new state.  However once you find the first person to sign on then that then begets additional success and that one turns into two and that two turns into four, four turns into 16.  Hence that's where we’re with respect to the opportunity in New Jersey and we're going need to work that and our hope and expectation is that we will find the first user there in the state in due course and then with that success then we'll continue to build our presence in that state.

Jason Bair:

Thank you.

Operator:
At this time I show no further questions in the queue.  I would like to turn the conference back over to Management for any additional or closing remarks.

Ronald Woessner:

In closing we thank you for your interest and your support of the Company.  We are continued—we are focused and committed to building our Company into a growing higher margin revenue generating business for the benefit of the stockholders.  I thank you for your time and your attention and good afternoon.

Operator:

That does conclude our conference for today.  Thank you for your participation.